Exhibit 99.2

CA's Board of Directors Approves $250 Million Common Stock Repurchase Program

ISLANDIA, N.Y.--(BUSINESS WIRE)--October 29, 2008--CA, Inc. (NASDAQ: CA) today announced that its Board of Directors has approved a new stock repurchase program that authorizes the Company to buy up to $250 million of its common stock.

“Today’s announcement represents a timely and appropriate way to demonstrate our confidence in the long-term value of CA and enhance shareholder value," said Nancy Cooper, CA's executive vice president and chief financial officer. “The stock repurchase authorization is a direct reflection of CA’s Board of Directors’ continued confidence in the Company's market opportunity and long-term strategy."

The Company will fund the program with available cash on hand and may repurchase shares on the open market from time to time based on market conditions and other factors.

As of Sept. 30, 2008, outstanding shares of CA stock totaled 514 million.

About CA

CA (NASDAQ: CA) is the world’s leading independent IT management software company. With CA's Enterprise IT Management (EITM) vision and expertise, organizations can more effectively govern, manage and secure IT to optimize business performance and sustain competitive advantage. For more information, visit www.ca.com.

Cautionary Statement Regarding Forward-Looking Statements

We have assessed and will continue to assess the impact on our business of the general economic downturn and the related impact on the financial services sector in particular. Approximately one third of our revenue comes from arrangements with financial institutions (i.e., banking, brokerage and insurance companies). The majority of these arrangements are for the renewal of mainframe capacity and maintenance associated with transactions processed by such financial institutions. While we cannot predict what impact there may be on our business from further consolidation of the financial industry sector, or the impact from the economy in general on our business, to date the impact has not been material to our balance sheet, results of operations or cash flows. The vast majority of our subscription and maintenance revenue in any particular reporting period comes from contracts signed in prior periods, generally pursuant to contracts ranging in duration from three to five years.

Certain statements in this communication (such as statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) constitute "forward-looking statements" that are based upon the beliefs of, and assumptions made by, the Company’s management, as well as information currently available to management. These forward-looking statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the timing of orders from customers and channel partners may cause fluctuations in some of the Company’s key financial metrics; given the global nature of the Company’s business, economic factors or political events beyond the Company’s control can affect its business in unpredictable ways; changes to the compensation of the Company’s sales organization and changes to the Company’s sales coverage model and organization could adversely affect the Company’s business, financial condition, operating results and cash flow; if the Company does not adequately manage and evolve its financial reporting and managerial systems and processes, including the successful implementation of its enterprise resource planning software, its ability to manage and grow its business may be harmed; the Company may encounter difficulty in successfully integrating acquired companies and products into its existing businesses; the Company is subject to intense competition in product and service offerings and pricing and increased competition is expected in the future; the Company’s business may suffer if it is not able to retain and attract qualified personnel, including key managerial, technical, marketing and sales personnel; failure to adapt to technological change in a timely manner could materially adversely affect the Company’s revenue and earnings; if the Company's products do not remain compatible with ever-changing operating environments, it could lose customers and the demand for its products and services could decrease; the Company may lose access to third party operating systems or certain third party software that the Company uses in daily operations, either of which could delay product development and production; certain software the Company uses is from open source code sources, which, under certain circumstances, may lead to unintended consequences; discovery of errors in the Company’s software could materially adversely affect the Company’s revenue and earnings and subject the Company to product liability claims, which may be costly and time consuming; the Company's credit ratings have been downgraded in the past and could be downgraded further which would require the Company to pay additional interest under its credit agreement and could adversely affect its ability to borrow; the Company has a significant amount of debt; the failure to protect the Company's intellectual property rights and source code would weaken its competitive position; the Company may become dependent upon large transactions with customers; the Company’s sales to government customers subject it to risks, including early termination, audits, investigations, sanctions and penalties; the Company’s software products and the Company’s and customers’ data centers and IT environments may be subject to hacking or other breaches, harming the market perception of the effectiveness of the Company’s products; general economic conditions, including concerns regarding a potential global recession and credit constraints, or unfavorable economic conditions in a particular region, business or industry sector, may lead the Company's customers to delay or forgo technology investments and could have other impacts; the market for some or all of the Company's key product areas may not grow; the use of third party microcode could negatively affect the Company’s product development; the Company may lose access to third party operating systems, which could negatively affect the Company’s product development; third parties could claim that the Company's products infringe their intellectual property rights or that the Company owes royalty payments; fluctuations in foreign currencies could result in translation losses; the Company has outsourced various functions to third parties and these arrangements may not be successful; potential tax liabilities may materially adversely affect the Company’s results; and these factors and the other factors described more fully in the Company's filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Copyright © 2008 CA, Inc. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks and logos referenced herein belong to their respective companies. CA does not provide legal advice. Neither this document nor any CA software product shall serve as a substitute for the reader’s compliance with any laws (including but not limited to any act, statue, regulation, rule, directive, standard, policy, administrative order, executive order, etc. (collectively, “Laws”)) referenced herein. The reader should consult with competent legal counsel regarding any such Laws.

CONTACT:
CA, Inc.
Public Relations:
Jennifer Hallahan, 212-415-6924
jennifer.hallahan@ca.com
or
Investor Relations:
Carol Lu, 212-415-6920
carol.lu@ca.com